PRESS RELEASE                                                                                                                              Contact: John Parry
Chief Financial Officer
3524 Airport Road
Maiden, NC  28650
(828) 464-8741 Ext. 6677

FOR IMMEDIATE RELEASE

AIR T, INC. REPORTS FISCAL 2010 RESULTS

MAIDEN, NC, June 8, 2010 - Air T, Inc. (NASDAQ Capital Market: AIRT) announces consolidated net earnings of $3,757,000 ($1.54 per diluted share) for fiscal 2010, which ended March 31, 2010, compared to net earnings of $4,379,000 ($1.81 per diluted share) for fiscal 2009.

Consolidated revenue for fiscal 2010 was $81,077,000 compared to $90,668,000 for fiscal 2009.  This 11% decrease resulted from a $7,047,000 (18%) decrease in ground equipment sales revenue and a $4,016,000 (9%) decrease in air cargo revenue, partially offset by a $1,472,000 increase in ground support services revenue. The decrease in ground equipment sales revenue was attributed primarily to a decrease in the number of military deicer units sold.  The decrease in air cargo revenue was attributed to decreased pass through costs to its customer as a result of a reduction in the number of revenue aircraft operated over the past two years.  The increase in ground support services revenue is the result of the growth and expansion of this business as it has added new locations and customers.

The $622,000 decrease in fiscal 2010’s net earnings represented a 14% decrease from the prior year, which had been the highest annual earnings recorded by the Company.  The decrease is the result of decreased revenues and profitability in the Company’s most established operating segments, as well as a decrease in non-operating income.  At March 31, 2010, backlog was $1.3 million, compared to $8.4 million at March 31, 2009 and $5.7 million at December 31, 2009.  Backlog has improved to $6.6 million at May 31, 2010 and does not include a $3.7 million order from the U. S. Air Force received on June 4, 2010.

Walter Clark, Chairman and Chief Executive Officer of Air T, commented, “After three consecutive years of record revenues and profits, our businesses experienced a decline in both in fiscal 2010, reflecting challenging economic and industry conditions.  While we are not pleased with the downturn, we are satisfied with our financial position at this time.  We have experienced both a slowing in the commercial deicer business and a decrease in the number of U.S. Air Force deicing orders in fiscal 2010.  On a positive note, operating levels at our air cargo delivery business stabilized as we saw no further reduction in the number of aircraft that we operate for FedEx this past quarter. ”

“In this uncertain economy, I want to reiterate that we are continuing our focus on conserving cash, controlling costs, tightening our credit policies and maintaining our customer and vendor relationships,” Clark continued.

FINANCIAL HIGHLIGHTS
(In thousands, except per share data)

	Fiscal Year Ended March 31,
	2010	2009
Operating Revenues	$81,077	$90,668

Net Earnings	$3,757	$4,379

Net Earnings Per Share-Diluted	$1.54	$1.81

Air T, through its subsidiaries, provides overnight air freight service to the express delivery industry, manufactures and sells aircraft deicers and other special purpose industrial equipment, and provides ground support equipment and facilities maintenance to airlines.  Air T is one of the largest, small-aircraft air cargo operators in the United States.  Air T’s Mountain Air Cargo (MAC) and CSA, Air subsidiaries currently operate a fleet of single and twin-engine turbo-prop aircraft nightly in the eastern half of the United States, Puerto Rico and the Caribbean Islands.  Air T’s Global Ground Support subsidiary manufactures deicing and other specialized military and industrial equipment and is one of the largest providers of deicers in the world.  The Global Aviation Services subsidiary provides ground support equipment and facilities maintenance to domestic airline customers.

For a more detailed presentation and discussion of the Company’s results of operations and financial condition, please read the Company’s Annual Report on Form 10-K for the year ended March 31, 2010, filed earlier today with the Securities and Exchange Commission.  Copies of the Form 10-K may be accessed on the Internet at the SEC’s website, http://www.sec.gov.

Statements in this press release, which contain more than historical information, may be considered forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which are subject to risks and uncertainties.  Actual results may differ materially from those expressed in the forward-looking statements because of important potential risks and uncertainties, including but not limited to the risk that contracts with major customers will be terminated or not extended, uncertainty regarding legal actions against the Company, future economic conditions and their impact on the Company’s customers, inflation rates, competition, changes in technology or government regulation, and the impact of future terrorist activities in the United States and abroad.  A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur.  We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

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